EXHIBIT 1.(A)(3)(B)

                       Proposed Form of Selling Agreement

EXHIBIT 1.(A)(3)(B)

Proposed Form of Selling Agreement


                                SELLING AGREEMENT

     AGREEMENT,  made on this __________day of ____________________ , 19 __ , by and between First Ameritas Life Insurance Corp. of New York ("First Ameritas"), a Nebraska Corporation, Ameritas Investment Corp., a Nebraska Corporation and _______________ ("Broker/Dealer"), a _______________________ Corporation.
     WHEREAS, First Ameritas issues group annuity contracts ("Contracts"); and WHEREAS, Broker/Dealer is duly licensed as a Broker/Dealer with the
National Association of Securities Dealers ("NASD") and the Securities and Exchange Commission ("SEC"), and
     WHEREAS, First Ameritas proposes to have Broker/Dealer's representatives ("Representatives(s)") who are also duly licensed insurance agents solicit sales of the Contracts , and
     WHEREAS, Broker/Dealer, has the authority and responsibility for training and supervising its registered representatives and for certain administrative responsibilities and duties,
     NOW, THEREFORE, in consideration of the premises and mutual promises contained herein, the parties hereto agree as follows:
A.  APPOINTMENT
     First Ameritas hereby appoints Broker/Dealer to supervise solicitation of the Contracts listed on Exhibit A, which is attached hereto and incorporated by reference, and to facilitate solicitations of sales of the Contracts.
B. REPRESENTATIONS
     1. First Ameritas and Broker/Dealer each represents to the other that it and the undersigned officers have full power and authority to enter into this Agreement.
     2. Broker/Dealer represents that it is registered as a Broker/Dealer under the Securities Exchange Act of 1934 (the "1934 Act") and under the Blue Sky Laws of each jurisdiction in which such registration is required for the sale of the Contracts; and, that Broker/Dealer is a member of the NASD.
     3. First Ameritas represents to Broker/Dealer that it is licensed to issue insurance in New York.
     4. First Ameritas represents to Broker/Dealer that the Contracts it issues have been duly filed and approved by the state insurance departments in those jurisdictions where it is authorized to transact business.
C. COMPLIANCE WITH NASD RULES OF FAIR PRACTICE AND FEDERAL AND STATE SECURITIES AND STATE INSURANCE LAWS
     Broker/Dealer agrees to abide by all rules and regulations of the NASD as applicable, including its Rules of Fair Practice, and to comply with all applicable state and federal laws and the rules and regulations of authorized regulatory agencies affecting the sale of the Contracts and the licensing of its Representatives.
D. LICENSING AND/OR APPOINTMENT OF REPRESENTATIVES

    Broker/Dealer shall assist First Ameritas in the licensing and/or appointment of Representatives under applicable insurance laws to sell the Contracts. Broker/Dealer shall fulfill all requirements set forth below in conjunction with the submission of licensing/appointment papers for all applicants as insurance agents of First Ameritas. All such licensing/appointment papers should be submitted by the Broker/Dealer to First Ameritas as it may from time to time request. Broker/Dealer understands that First Ameritas reserves the right to refuse to appoint any Representative or, once appointed, to thereafter terminate the same.
    Further, Broker/Dealer hereby certifies and represents to First Ameritas that all the following requirements will be fulfilled by the Broker/Dealer in conjunction with the submission of licensing/appointment papers for all applicants as agents of First Ameritas. Broker/Dealer will, upon request, forward proof of compliance with same to First Ameritas in a timely manner.
    1. Broker/Dealer has made a thorough and diligent inquiry and investigation relative to each applicant's identity, residence and business reputation and declares that each applicant is personally known to the Broker/Dealer, has been examined by it, is known to be of good moral character, has a good business reputation, is reliable, is financially responsible and is worthy of a securities and a life insurance license. Each individual is trustworthy, competent and qualified to act as an agent for First Ameritas and to hold himself or herself out in good faith to the general public. The Broker/Dealer vouches for each applicant.
    2. Broker/Dealer has on file all forms required by the NASD, state insurance, and securities licensing authorities, which forms have been completed by each applicant. Broker/Dealer has fulfilled all the necessary investigative requirements for the registration of each applicant as a registered representative through the Broker/Dealer, and each applicant is presently registered as an NASD registered representative and licensed with applicable state licensing authorities. The above information in the Broker/Dealer files indicates no fact or condition which would disqualify the applicant from receiving or maintaining a securities or life insurance license and all the findings of all investigative information are favorable.
    3. Broker/Dealer certifies that all educational requirements have been met for all states for which the applicant is requesting a securities or life insurance license, and that all such persons have fulfilled the appropriate examination, education and training requirements.
    4. If the applicant is required to submit his or her picture, his or her signature, and securities registration in the state in which he or she is applying for a securities or life insurance license, Broker/Dealer certifies that those items forwarded to First Ameritas are those of the applicant and the securities registration is a true copy of the original.

    5. Broker/Dealer certifies that each applicant will receive close and adequate supervision in connection with the sale of Contracts issued by First Ameritas and that the Broker/Dealer will make inspections when needed of any or all risks written by these applicants, to the end that the insurance interest of the public will be properly protected.
    6. Broker/Dealer will not permit any applicant to act as a life insurance agent until duly licensed therefor. No applicants have been given a contract or furnished supplies, nor have any applicants been permitted to write, solicit business, or act as an agent in any capacity, and they will not be so permitted until they have met the licensing and appointment requirements of relevant states' laws.
E.  SUPERVISION OF REPRESENTATIVE
    Broker/Dealer, shall have full responsibility for the training and supervision of all Representatives associated with Broker/Dealer who are engaged directly or indirectly in the offer or sale of the Contracts and all such persons shall be subject to the control of Broker/Dealer with respect to such persons in connection with the sale of the Contracts. Broker/Dealer shall comply with the administrative procedures of First Ameritas involving applicable federal securities law, state insurance law or other law. Before Representatives engage in the solicitation of applications for the Contracts, the Broker/Dealer will cause (1) the Representatives to be trained in the sale of the Contracts;
(2) the Representatives to qualify under applicable federal and state laws to engage in the sale of the Contracts; (3) the Representatives to be registered representatives of Broker/Dealer and (4) will cause such Representatives to limit solicitation of applications for the Contracts to jurisdictions where First Ameritas has authorized such solicitation. Broker/Dealer shall cause such Representatives' qualifications to be certified to the satisfaction of First Ameritas and shall notify First Ameritas if such Representative ceases to be a registered representative of Broke/Dealer. Broker/Dealer shall also cause all sales of the Contracts to be reviewed for suitability as provided for in the applicable rules of the NASD. Broker/Dealer is specifically charged with the responsibility of supervising and reviewing Representatives' use of sales literature and advertising and all other communications with the public in connection with the Contracts. Upon request by First Ameritas, Broker/Dealer shall furnish appropriate records or other documentation to evidence Broker/Dealer's diligent supervision.
F.  NOTICE OF REPRESENTATIVE'S NONCOMPLIANCE
    In the event a Representative fails or refuses to submit to supervision of Broker/Dealer or otherwise fails to meet the rules and standards imposed by Broker/Dealer for its Representatives, Broker/Dealer shall certify such fact to First Ameritas and shall immediately notify such Representative that he or she is no longer authorized to sell the Contracts, and Broker/Dealer shall take whatever additional action may be necessary to terminate the sales activities of such Representative relating to the Contracts.
G.  SALES PROMOTION MATERIAL AND ADVERTISING
    No sales promotion materials or advertising relating to the Contracts shall be used by Broker/Dealer unless the specific item has been approved in writing by First Ameritas. No representations in connection with the sales of the Contracts, other than those contained in the sales promotion materials or advertising applicable to the Contracts which have been preapproved in writing by First Ameritas, shall be made by Broker/Dealer or its Representatives.
H.  SECURING APPLICATIONS

    All applications for Contracts shall be made on application forms supplied by First Ameritas. Broker/Dealer will review all sales for suitability. Applications will be promptly forwarded to First Ameritas, together with any payments received with the applications, without deduction for compensation. First Ameritas reserves the right to reject any Contract application and return any payment made in connection with an application which is rejected. Contracts issued on accepted applications by First Ameritas will be forwarded to the owner of the contract ("Contractowner ") in accordance with the administrative procedures of First Ameritas.
I.  PAYMENTS
     All contract payments (hereinafter collectively referred to as ("Payments") are the property of First Ameritas and shall be transmitted to First Ameritas immediately in accordance with the administrative procedures of First Ameritas, without any deduction or offset for any reason, including by example but not limitation, any deduction or offset for compensation claimed by Broker/Dealer. CHECKS SHALL BE MADE PAYABLE TO THE ORDER OF "First Ameritas LIFE INSURANCE CORP."
J.  COMMISSIONS PAYABLE
    Commissions payable in connection with the contracts shall be paid to the Broker/Dealer or, with the consent of First Ameritas, and at the request and with the permission of the Broker/Dealer, as the Broker/Dealer otherwise directs in writing. In those instances where the Broker/Dealer or a Compensation Administrator receives commissions on behalf of the Registered Representative or shares commissions with the Registered Representative, the Broker/Dealer will remain responsible, as set out herein, for recordkeeping, training, state licensing, and supervising the Registered Representative's activities for compliance with the Federal and State Securities Laws, State Insurance Laws, the NASD Rules and any other laws or rules which may be applicable. These commissions will be paid as a percentage of payments received in cash or other legal tender and accepted by First Ameritas on applications obtained by the Representatives of the Broker/Dealer, and/or as a percentage of the accumulated value in such contracts. Upon termination of this agreement, all compensation to the Broker/Dealer hereunder shall cease; however, Broker/Dealer shall continue to be liable for any chargebacks pursuant to Sections M and N of this Agreement or for any other amounts advanced by or otherwise due First Ameritas. Further, compensation with respect to a particular Contract shall cease upon the Contractowner's direction that the Broker/Dealer or its Representative be removed as agent of record.
K.  TIME OF PAYMENT
     First Ameritas shall pay any Compensation due Broker/Dealer in a timely manner.
L.  COMMISSION AGREEMENTS
    This Agreement shall apply to compensation due on applications received by First Ameritas on or after the effective date first written above.
    Broker/Dealer acknowledges that commission agreements will be individualized on a contract-by-contract basis. Such commission agreements will incorporate this Selling Agreement. Broker/Dealer or its designee's submission of an application, and Broker/Dealer's signature on the commission agreement, to First Ameritas constitutes its agreement to each specific commission agreement. First Ameritas agrees to provide Broker/Dealer with one copy of each final commission agreement supplement to this Agreement.

    Broker/Dealer acknowledges further that neither it nor its Representatives have any vested right in continuing commissions on specific Contracts. It is understood that the Contractowner dictates and controls, directly or indirectly, who its Representative, and therefore its Broker/Dealer are, and that the Contractowner may direct that the Broker/Dealer or Representative be removed as agent of record at any time. First Ameritas reserves the right, in its sole judgment, exercised in good faith, to discontinue any commission agreement at any time, without notice, provided that First Ameritas has determined that the continuation of the commission agreement would have a material adverse effect upon First Ameritas or the ability of the Representative to perform.
M.  FINANCIAL PLANNING OR OTHER FEES
    Neither Broker/Dealer nor any Representative associated with Broker/Dealer may accept from any individual or entity any share of financial planning or other fee income, either directly or indirectly derived from the sale of Contracts sold pursuant to this Agreement, unless permitted to do so by Federal law and State law of the State in which the Broker/Dealer or the Representative(s) is/are licensed to do business. It shall be the sole responsibility of Broker/Dealer to ensure that all Representatives associated with Broker/Dealer do not accept such income.
    If Federal law and the State law of the State in which the Broker/Dealer or Representative(s) is/are licensed to do business permits an insurance agent to accept commission payments and financial planning or other fee income from the sale of a Contract it shall be the sole responsibility of Broker/Dealer, before accepting such a fee or permitting Representative to accept such fees, to ensure that Broker/Dealer and each Representative associated with it have secured any and all licenses necessary to charge fees as may be required by Federal law, by First Ameritas, or by the laws of the State or States in which Broker/Dealer or Representative is licensed to solicit insurance.
N.  CANCELLATION OF CONTRACT
    If First Ameritas is required to refund contract payments on any Contract for any reason, then, no commission will be payable with respect to said
Payments and any commission previously paid for said Payments must be refunded to First Ameritas by Broker/Dealer. First Ameritas agrees to notify Broker/Dealer within thirty (30) days after it refunds payment or a commission chargeback occurs. Any refund of commission which Broker/Dealer must make under this Section shall be netted (charged back) against Broker/Dealer's next month's commissions. Broker/Dealer shall be liable for any commission refund in excess of commissions payable to Broker/Dealer.
O.  HOLD HARMLESS AND INDEMNIFICATION PROVISIONS
    1. First Ameritas will indemnify and hold harmless Broker/Dealer from any and all losses, claims, damages or liabilities for actions in respect thereof, to which Broker/Dealer may become subject, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement of any material fact contained in the First Ameritas prepared sales or advertising material for any of the Contracts or any amendment or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will provide Broker/Dealer with appropriate legal representation in connection with investigating or defending against such loss, claim, damage, liability or action in respect thereof; provided, however, that First Ameritas shall not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or omission or alleged omission made in reliance upon and in conformity with information furnished by Broker/Dealer specifically for First Ameritas' use.
    The foregoing indemnities shall, upon the same terms and conditions, extend to and inure to the benefit of each director and officer of Broker/Dealer and any person controlling Broker/Dealer.
    2. First Ameritas shall indemnify and hold harmless Broker/Dealer against any losses, claims, damages or liabilities (or actions in respect thereof) to which Broker/Dealer may become subject, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) result from negligent, fraudulent or unauthorized acts or omissions by First Ameritas or its associates.
    The foregoing indemnities shall, upon the same terms and conditions, extend to and inure to the benefit of each director and officer of Broker/Dealer and any person controlling Broker/Dealer.
    3. Broker/Dealer shall indemnify and hold harmless First Ameritas from any and all losses, claims, damages or liabilities (or actions in respect thereof) to which First Ameritas may become subject, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or result from negligent, improper, fraudulent or unauthorized acts or omissions by Broker/Dealer, its employees or sales personnel or principals, including but not limited to improper solicitations of applications for the Contracts.
    Broker/Dealer shall indemnify and hold harmless First Ameritas for any losses, claims, damages or liabilities (or actions in respect thereof) to which First Ameritas may become subject, insofar as the losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any unauthorized use of sales materials or advertisements or any oral or written misrepresentations or any unlawful sales practices concerning the Contracts by Broker/Dealer.
    The foregoing indemnities shall, upon the same terms and conditions, extend to and inure to the benefit of each director and officer of First Ameritas and any person controlling First Ameritas.
    4. Promptly after receipt by an indemnified party of notice of the commencement of any action, such indemnified party shall, if a claim is to be made against the indemnifying party, notify the indemnifying party in writing of the commencement thereof; but the omission so to notify the indemnifying party shall not relieve it from any liability which it may otherwise have to any indemnified party. In case any such action shall be brought against any indemnified party, and it shall notify the indemnifying party of the commencement thereof, the indemnifying party shall be entitled to participate in, and, to the extent that it shall wish, jointly with any other indemnifying party, similarly notified, to assume the defense thereof and proportionate costs associated therewith, with counsel satisfactory to such indemnified party. After notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party shall not be liable to such indemnified party for any legal or other expense subsequently and independently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation.

P.  NON-WAIVER PROVISION
    Failure of any party to terminate this Agreement for any of the causes set forth in this Agreement will not constitute a waiver of the right to terminate this Agreement at a later time for any of these causes.
Q.  AMENDMENTS
     No amendment to this Agreement will be effective unless it is in writing and signed by all the parties hereto.
R.  INDEPENDENT CONTRACTORS
    Broker/Dealer and its Representatives are independent contractors with respect to First Ameritas. The Broker/Dealer and its Representatives may exercise their own judgment as to selecting prospects for Contracts, the hours worked, and the time and locales of negotiating sales, and otherwise as to the time and manner in which they perform the services contemplated by this Agreement. First Ameritas may from time-to-time, prescribe rules and regulations respecting the conduct of the business contemplated by this Agreement, not interfering with such freedom of action of the Broker/Dealer or its Representatives.
S.  NOTIFICATION OF DISCIPLINARY PROCEEDINGS
    Broker/Dealer agrees to notify First Ameritas in a timely fashion of any disciplinary proceedings against any of Broker/Dealer's Representatives soliciting sales of the Contracts or any threatened or filed arbitration action or civil litigation arising out of Broker/Dealer's solicitation of the Contracts.
T.  BOOKS AND RECORDS
    First Ameritas and Broker/Dealer agree to maintain the books, accounts and records so as to clearly and accurately disclose the nature and details of transactions and to assist each other in the timely preparation of records. First Ameritas and Broker/Dealer shall each submit such records to the regulatory and administrative bodies which have jurisdiction over First Ameritas. Each party to this Agreement shall promptly furnish to the other party any reports and information which the other party may reasonably request for the purpose of meeting its reporting and recordkeeping requirements under the insurance laws of any state, under the federal and state securities laws, the rules of the NASD, or other state or federal law, to the extent applicable.
U.  CONFIDENTIALITY OF INFORMATION
    First Ameritas and Broker/Dealer respectively agree that all Contractowner facts or information received by any party hereto shall remain confidential as to all parties unless such information is required by any regulatory authority or court of competent jurisdiction.
V.  LIMITATIONS
    No party other than First Ameritas shall have the authority on behalf of First Ameritas to make, alter, or discharge any Contract issued by First Ameritas, to waive any forfeiture or to grant, permit, or to extend the time of making any payments, or to alter the forms which First Ameritas may prescribe or substitute other forms in place of those prescribed by First Ameritas, or to enter into any proceeding in a court of law or before a regulatory agency in the name of or on behalf of First Ameritas.
W.  TERMINATION
    This Agreement may be terminated:

    1. At the option of any party upon thirty (30) days written notice to the other parties; or
    2. At the option of First Ameritas in the event that formal administrative proceedings are instituted against the Broker/Dealer by the NASD, SEC, any state Insurance Commissioner or any other regulatory body regarding Broker/Dealer's duties under this Agreement or related to the sale of the Contracts, and that First Ameritas determines in its sole judgment exercised in good faith, that any such administrative proceedings will have a material adverse effect upon the ability of the Broker/Dealer to perform its obligations under this Agreement; or
    3. At the option of First Ameritas if (a) First Ameritas shall determine in its sole judgment exercised in good faith that Broker/Dealer has suffered a material adverse change in its business or financial condition or is subject to material adverse publicity and such material adverse change or material adverse publicity will have a material adverse impact upon the business and operations of First Ameritas, (b) First Ameritas shall notify Broker/Dealer in writing of such determination and its intent to terminate this Agreement, and (c) after considering the actions taken by Broker/Dealer and any other changes in circumstances since the giving of such notice, such determination of First Ameritas shall continue to apply on the sixtieth (60th) day following the giving of such notice, which sixtieth day shall be the effective day of termination; or
    4. At the option of any party hereto upon the breach by any other party of the covenants and terms of this Agreement.
X.  SEVERABILITY
    Should any provision of this Agreement be held unenforceable, those provisions not affected by the determination of unenforceability shall remain in full force and effect.

    This Agreement will be construed in accordance with the laws of the State of Nebraska.

    First Ameritas Life Insurance Corp. of New York

    by ___________________________________________________

      Ameritas Investment Corp.

    by___________________________________________________



    Broker/Dealer

    by ___________________________________________________


z:\agreemen\selling.agr